Neuberger Berman Management LLC 605 Third Avenue New York, NY 10158-3698 Tel 212.476.9000

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NEUBERGER BERMAN CLOSED-END FUNDS ANNOUNCE
PRELIMINARY RESULTS OF TENDER OFFERS

NEW YORK, June 1, 2009 — Neuberger Berman California Intermediate Municipal Fund Inc. (AMEX: NBW), Neuberger Berman Dividend Advantage Fund Inc. (AMEX: NDD), Neuberger Berman High Yield Strategies Fund (NYSE: NHS), Neuberger Berman Income Opportunity Fund Inc. (AMEX: NOX), Neuberger Berman Intermediate Municipal Fund Inc. (AMEX: NBH), Neuberger Berman New York Intermediate Municipal Fund Inc. (AMEX: NBO) and Neuberger Berman Real Estate Securities Income Fund Inc. (AMEX: NRO) (each, a “Fund” and collectively, the “Funds”) each announced today the preliminary results of its tender offer. The tender offers, all of which expired at 12:00 Midnight, New York City time on Friday, May 29, 2009 were, with the exception of NRO’s, oversubscribed. Because the number of shares tendered exceeded the number of shares each Fund other than NRO offered to purchase, each Fund other than NRO will purchase up to 10% of its outstanding common shares on a pro-rata basis in accordance with the number of shares duly tendered by each shareholder and the terms of its Offer to Purchase.

Based on preliminary information, the results of the tender offers are provided in the table below. The Funds currently expect that they will announce the final results of their tender offers on Thursday, June 4, 2009, the day after the period for delivering shares tendered by guaranteed delivery expires.

Fund	Number of Shares Tendered	Percentage of Outstanding Shares Tendered	Shares Tendered Via Guaranteed Delivery
NBW	1,676,574	24.66%	67,767
NDD	2,262,552	38.97%	447,439
NOX	3,754,057	21.17%	254,203
NBH	4,373,479	21.12%	76,106
NHS	2,240,201	18.28%	20,971
NBO	1,230,813	22.05%	33,808
NRO	3,224,143	4.47%	345,550

Established in 1939, Neuberger Berman is one of the world’s largest private, independent asset management companies, managing approximately $160 billion in assets. With approximately 1,600 employees, including more than 250 investment professionals, Neuberger Berman is a leader in providing a broad range of global investment solutions – equity, fixed income, and alternatives – to institutions and individuals through customized separately managed accounts and funds. Approximately 50% of the assets are managed in core and specialty fixed income and liquidity portfolios, 40% in a broad range of equity portfolios, and 10% in alternative investment products including hedge funds and private equity funds. For more information please visit our website at www.nb.com.

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Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in a Fund’s performance, a general downturn in the economy, competition from other closed-end investment companies, changes in government policy or regulation, inability of a Fund’s investment adviser to attract or retain key employees, inability of a Fund to implement its investment strategy, inability of a Fund to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.